SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the registrant ☒  Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

RUTH’S HOSPITALITY GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box.):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated, and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2), and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule, or registration statement no.:

(3)	Filing party:

(4)	Date filed:

Ruth’s Hospitality Group, Inc.

500 International Parkway, Suite 100

Heathrow, Florida 32746

April 9, 2009

To our Stockholders:

You are cordially invited to attend the Ruth’s Hospitality Group, Inc. annual meeting of stockholders at 1:00 P.M. on Thursday, May 21, 2009 at Ruth’s Chris Steak House (Lake Mary), 80 Colonial Center Parkway, Sanford, Florida 32746. The attached notice of annual meeting and proxy statement describes all known items to be acted upon by stockholders at the meeting and describes certain other details related to the meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares via the Internet or by telephone, as instructed on the Notice of Internet Availability of Proxy Materials or as instructed on the accompanying proxy. If you received or requested a copy of the proxy card by mail, you may submit your vote by completing, signing, dating and returning the proxy card by mail. We encourage you to vote via the Internet or by telephone. These methods are convenient and save us significant postage and processing charges. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Michael P. O’Donnell

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2009 annual meeting of stockholders of Ruth’s Hospitality Group, Inc. (the “Company” or “Ruth’s”) will be held at Ruth’s Chris Steak House (Lake Mary), 80 Colonial Center Parkway, Sanford, Florida 32746, on Thursday, May 21, 2009, beginning at 1:00 p.m. local time. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1)	the election of the five nominees as directors named in the attached proxy statement to serve terms expiring at the annual meeting of stockholders to be held in 2010 and until their successors have been elected and qualified;

(2)	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2009; and

(3)	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 24, 2009 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the accompanying proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other record holder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

Notice of Electronic Availability of Proxy Materials:

In accordance with regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials, including our annual report to stockholders, to each stockholder of record, we may now furnish these materials on the Internet unless the stockholder has previously requested to receive these materials by mail or e-mail. On or about April 9, 2009, we mailed to our stockholders who have not previously requested to receive these materials by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and vote online. The Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.

By order of the Board of Directors,

Robert M. Vincent
Corporate Secretary

April 9, 2009

500 INTERNATIONAL PARKWAY

SUITE 100

HEATHROW, FLORIDA 32746

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 21, 2009

PROXY STATEMENT

The Board of Directors of Ruth’s Hospitality Group, Inc. (the “Company” or “Ruth’s”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on Thursday, May 21, 2009, beginning at 1:00 p.m., at Ruth’s Chris Steak House (Lake Mary), 80 Colonial Center Parkway, Sanford, Florida 32746, and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting. This proxy statement, accompanying form of proxy and the Company’s annual report are being sent to stockholders on or about April  9, 2009.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2009 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on March 24, 2009 and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the Securities and Exchange Commission requires us to provide annually to our stockholders.

If I previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?

If you have previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future, which can help us achieve a substantial reduction in our printing and mailing costs as well as be environmentally friendly. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by visiting the following website:

www.proxyvote.com

Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future stockholder meetings unless you revoke it before the meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or by calling or by sending a written request addressed to:

Ruth’s Hospitality Group, Inc.

Attn: Robert M. Vincent

500 International Parkway, Suite 100

Heathrow, Florida 32746

(407) 333-7440

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

How can I obtain paper copies of the proxy materials, 10-K and other financial information?

Stockholders can access the 2008 proxy statement, Form 10-K and our other filings with the SEC and our corporate governance and other information on the investor relations page of our website www.rhgi.com.

If you elected to receive our stockholder materials via the Internet or via electronic delivery, you may request paper copies by written request addressed to:

Ruth’s Hospitality Group, Inc.

Attn: Robert M. Vincent

500 International Parkway, Suite 100

Heathrow, Florida 32746

(407) 333-7440

We will also furnish any exhibit to the 2008 Form 10-K if specifically requested.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 24, 2009, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the record date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of Ruth’s common stock you owned as of the record date on each matter considered at the meeting. As of the record date, there were 23,975,014 shares of the Company’s common stock outstanding and eligible to vote. There is no cumulative voting.

Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of the stockholders. Stockholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 12:00 noon, and seating will begin at 12:30 p.m.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 23,975,014 shares of common stock, representing the same number of votes, were outstanding.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Voting by Telephone or Through the Internet. If you are a registered stockholder (that is, if you own common stock in your own name and not through a broker, bank or other nominee that holds common stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by May 20, 2009. Please see the Notice of Internet Availability or proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each stockholder electing to receive stockholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares of common stock represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote you shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company or mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote FOR each of the proposals.

Will stockholders be asked to vote on any other matters?

To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting, which means that the five nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

The ratification of the appointment of KPMG LLP to serve as the Company’s independent auditors for fiscal 2009 requires the affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at the meeting.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For the ratification of the appointment of KPMG LLP to serve as the Company’s independent auditors for fiscal 2009, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting and, thus, have the same effect as votes against the matter. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

If you hold your shares in street name, the Company has supplied copies of its proxy materials for its 2009 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee is permitted to vote your shares on the election of directors and the ratification of the appointment of KPMG LLP as our independent auditor without receiving voting instructions from you.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in its quarterly report on Form 10-Q for the second quarter of fiscal 2009.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

ITEM 1—ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides that the number of directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The number of authorized directors as of the date of this proxy statement is five. The Board currently is composed of five directors, with each director serving until the next annual meeting or until his or her successor is elected. The five candidates nominated by the Board for election as directors at the 2009 annual meeting of stockholders are identified below, each of whom is currently a member of the Board.

If you submit your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted FOR the five persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated to the Company that they will be available to serve as directors. If any nominee named herein for election as a director should for any reason become unavailable to serve prior to the annual meeting, the Board may, prior to the annual meeting, (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person or (iii) leave the position vacant to be filled at a later time. The information presented below for the director nominees has been furnished to the Company by the director nominees and directors.

Information regarding the nominees is set forth below, including their ages, the period each has served on the Board and the nominees’ business experience.

Michael P. O’Donnell

Director since 2008

Mr. O’Donnell, age 53, has served as a director and as the Company’s President and Chief Executive Officer since August 2008. Mr. O’Donnell has spent 25 years in the restaurant industry having been most recently Chairman of the Board of Directors, Chief Executive and President of Champps Entertainment, Inc. from March 2005 until the company was sold in 2007. Prior to that, Mr. O’Donnell served in several leadership positions in the restaurant industry including Chief Executive Officer of Sbarro, Inc., President and Chief Executive Officer of New Business and President of Roy’s for Outback Steakhouse, Inc., President and Chief Operating Officer of Miller’s Ale House, Chairman, President and CEO of Ground Round Restaurants, Inc. and key operations positions with T.G.I. Friday’s and Pizza Hut.

Robin P. Selati

Director since 1999

Mr. Selati, age 43, has served as a member of our board of directors since September 1999, and served as Chairman of our Board of Directors from April 2005 to September 2006 and from April 2008 to the present. Mr. Selati is a Managing Director of Madison Dearborn Partners, LLC (“Madison Dearborn”) and joined the firm in 1993. Before 1993, Mr. Selati was with Alex. Brown & Sons Incorporated. Mr. Selati currently serves on the Board of Directors of BF Bolthouse Holdco LLC, Carrols Restaurant Group, Inc., The Yankee Candle Company, Inc. and Tuesday Morning Corporation.

Carla R. Cooper

Director since 2003

Ms. Cooper, age 58, has served as a member of our board of directors since December 2003. Since November 2003, Ms. Cooper has served as Senior Vice President of Quaker, Tropicana and Gatorade Sales for PepsiCo, Inc. From February 2001 to October 2003, Ms. Cooper served as President of Kellogg Company’s Natural and Frozen Foods Division. From February 2000 to February 2001, Ms. Cooper was Senior Vice President and General Manager of Foodservice for Kellogg Company. From June 1988 to November 2000, Ms. Cooper was employed in various positions with Coca-Cola USA, including as Vice President, Customer Marketing.

Bannus B. Hudson

Director since 2005

Mr. Hudson, age 63, was elected to our board of directors in June 2005. Mr. Hudson served as Chairman of the Board of Beverages & More, Inc., an affiliate of Madison Dearborn, from November 1998 to February 2007. From October 1997 to February 2007, Mr. Hudson served as President and Chief Executive Officer of Beverages & More, Inc.

Alan Vituli

Director since 2003

Mr. Vituli, age 67, has served as a member of our board of directors since December 2003. Mr. Vituli has served as Chairman of the Board of Directors of Carrols Restaurant Group, Inc., an affiliate of Madison Dearborn, since 1986 and as Chief Executive Officer of Carrols Holdings Corporation since 1992.

The Board of Directors recommends a vote FOR the election of each of the directors listed above.

ITEM 2—THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2009

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2009, and has further directed that the Board submit the selection of KPMG LLP for ratification by the stockholders at the annual meeting. During fiscal year 2008, KPMG LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. See “Independent Registered Public Accounting Firm Fees and Services” on page 37. The stockholder vote is not binding on the Audit Committee. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of KPMG LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of our Company and our stockholders.

Representatives of KPMG LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2009.

If the appointment is not ratified, our Audit Committee will consider whether it should select another independent registered public accounting firm.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our amended and restated Certificate of Incorporation provides that our Board of Directors consists of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of five members. The term of office for each director will be until his or her successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

Number of Meetings of the Board of Directors

The Board held five meetings during fiscal 2008. Directors are expected to attend Board meetings and committee meetings for which they serve, and to spend time needed to meet as frequently as necessary to properly discharge their responsibilities. Each director attended at least 90% of the aggregate number of meetings of the Board and the Board committees on which he or she served during the period.

Attendance at Annual Meetings of the Stockholders

The Company has no policy requiring directors and director nominees to attend its annual meeting of stockholders; however, all directors and director nominees are encouraged to attend.

Director Independence

Rules of the NASDAQ Global Select Market require that the Board be comprised of a majority of “independent directors” and that the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each be comprised solely of “independent directors,” as defined under applicable NASDAQ rules.

The Board has determined that each of the director nominees standing for election except Michael P. O’Donnell, our President and Chief Executive Officer, has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director.” In determining the independence of our directors, the Board has adopted independence standards that mirror exactly the criteria specified by applicable laws and regulations of the Securities and Exchange Commission and NASDAQ.

Executive Sessions

The Company requires the non-management directors to meet in executive sessions on a periodic basis without management. The presiding director, for purposes of leading these meetings, is the Chairman of the Nominating and Corporate Governance Committee, which currently is Bannus B. Hudson. He can be contacted by writing to: Bannus B. Hudson, c/o Ruth’s Hospitality Group, Inc., 500 International Parkway, Suite 100, Heathrow, Florida 32746. In fiscal 2008, our non-management directors held one executive session.

Communications between Stockholders and the Board

Stockholders may send communications to the Company’s directors as a group or individually, by writing to those individuals or the group: c/o the Corporate Secretary, 500 International Parkway, Suite 100, Heathrow, Florida 32746. The Corporate Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or the business of the Company to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

The Board has adopted a policy for submitting concerns regarding the Company’s accounting or auditing matters. Reports may be sent to the Audit Committee through one of the following means: (1) calling the Company’s Ethics Hotline at (866) 887-2403, which is available 24 hours per day, 365 days per year, and leaving a recorded message, (2) writing to the Audit Committee, c/o the Vice President of Legal, Chief Compliance Officer and / or the Director of Internal Audit of Ruth’s Hospitality Group, Inc. at 500 International Parkway, Suite 100, Heathrow, Florida 32746, USA or (3) emailing the Audit Committee at auditcommittee@ruthschris.com. In each case, reports will be received by the Company’s Vice President of Legal, Chief Compliance Officer and / or Director of Internal Audit, who will forward the message to the Audit Committee. The confidentiality of all reports will be maintained to the extent consistent with law.

Committees of the Board of Directors

Our Board currently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are set forth below. Committee members hold office for a term of one year.

Audit Committee. The Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act and is responsible for:

•

assisting the Board in monitoring the integrity of our financial statements and financial reporting process, the systems of internal accounting and financial controls, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with legal and regulatory requirements;

•	selecting and overseeing the independent auditors;

•	approving all audit and non-audit services provided by the independent auditors, including the overall scope of the audit;

•	discussing the annual audited financial and quarterly statements with management and the independent auditor, and other matters required to be communicated to the Audit Committee;

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management;

•

establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the monitoring of these complaints through the ethics hotline and other established reporting channels;

•	reviewing related-party transactions presented to the Audit Committee;

•	meeting separately, periodically, with management and the independent auditor;

•

reviewing annually the independent auditors’ report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	handling such other matters that are specifically delegated to the Audit Committee by the Board of Directors from time to time; and

•	reporting regularly to the full Board of Directors.

Our Audit Committee consists of Mr. Vituli, as chairman, Ms. Cooper and Mr. Hudson, each of whom satisfies the current financial literacy requirements and independence requirements of the NASDAQ Global Select Market and the SEC applicable to audit committee members. Our Board of Directors has determined that Mr. Vituli qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. The Audit Committee held six meetings in fiscal 2008. The charter of the Audit Committee is available in the Investor Relations section of our website at www.rhgi.com.

Compensation Committee. The Compensation Committee is responsible for:

•	reviewing key employee compensation goals, policies, plans and programs;

•	establishing the compensation of our directors, chief executive officer and other executive officers;

•	reviewing and approving employment contracts and other similar arrangements between us and our executive officers;

•	reviewing and consulting with the Board on the selection of the chief executive officer and evaluation of such officer’s executive performance and other related matters;

•	administering stock plans and other incentive compensation plans;

•	approving overall compensation policies for the entire Company; and

•	such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time.

Our Compensation Committee currently consists of Mr. Selati, as chairman, and Ms. Cooper and Mr. Hudson, each of whom satisfies the independence requirements of the NASDAQ Global Select Market. The Compensation Committee held five meetings in fiscal 2008. The charter of the Compensation Committee is available in the Investor Relations section of our website at www.rhgi.com.

No member of our Compensation Committee during fiscal year 2008 was an officer, employee, or former officer of our company or any of our subsidiaries. No member of our Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K (“Certain Relationships and Related Transactions”). During fiscal year 2008, none of our executive officers served on the Compensation Committee (or its equivalent) or Board of Directors of another entity whose executive officer served on our Compensation Committee or Board of Directors.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s purpose is to assist our Board by identifying individuals qualified to become members of our Board of Directors consistent with criteria set by our Board and to develop our corporate governance principles. This committee’s responsibilities include:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees for election to our Board of Directors;

•	evaluating and recommending candidates for election to our Board of Directors;

•	overseeing our Board of Directors’ performance and self-evaluation process and developing continuing education programs for our directors;

•	reviewing our corporate governance principles and policies and providing recommendations to the Board regarding possible changes; and

•	reviewing and monitoring compliance with our ethics policies.

Our Nominating and Corporate Governance Committee consists of Mr. Hudson, as chairman, Mr. Selati and Mr. Vituli, each of whom satisfies the independence requirements of the NASDAQ Global Select Market. The Nominating and Corporate Governance Committee held one meeting in fiscal 2008. The charter of the Nominating and Corporate Governance Committee is available in the Investor Relations section of our website at www.rhgi.com.

The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its stockholders. Desired qualities to be considered include: high-level leadership experience in business or administrative activities and significant accomplishment; breadth of knowledge about issues affecting the Company; proven ability and willingness to contribute special competencies to Board activities; personal integrity; loyalty to the Company and concern for its success and welfare; willingness to apply sound and independent business judgment; awareness of a director’s vital role in assuring the Company’s good corporate citizenship and corporate image; no present conflicts of interest; availability for meetings and consultation on Company matters; enthusiasm about the prospect of serving; willingness to assume broad fiduciary responsibility; and willingness to become a Company stockholder.

The Nominating and Corporate Governance Committee considers all nominees for election as directors of the Company, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. The Company does not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees. In evaluating candidates, the committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of the Nominating and Corporate Governance Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described below.

Procedure for Stockholder Recommendations to the Nominating and Corporate Governance Committee for Potential Director Nominees

Stockholders may recommend director candidates for our 2010 annual meeting for consideration by the Board Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth herein. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

To be in proper form, a stockholder’s notice must set forth:

(i)	as to each person whom the stockholder proposes to nominate for election as a director at such meeting

(A)	the name, age, business address and residence of the person,

(B)	the principal occupation or employment of the person,

(C)	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and

(D)	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”): and

(ii)	as to the stockholder giving the notice

(A)	the name and record address of such stockholder,

(B)	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder,

(C)	a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder,

(D)	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice and

(E)	any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Procedure for Stockholder Nominations for Director

A stockholder wishing to nominate their own candidate for election to our board at our 2010 annual meeting must deliver timely notice of such stockholder’s intent to make such nomination in writing to the corporate secretary at our principal executive offices. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Nomination for Director.” In accordance with our bylaws, stockholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting but will not be part of the slate nominated by our board of directors and will not be included in our proxy materials.

Code of Conduct and Ethics

The Company’s employees, officers and directors are required to abide by the Company’s Code of Conduct and Ethics (the “Code of Ethics”), which is intended to insure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including, among other things, conflicts of interest, fair dealing and the protection of confidential information, as well as strict compliance with all laws, regulations and rules. Any material waiver or changes to the policies or procedures set forth in the Code of Ethics in the case of officers or directors may be granted only by the Board and will be disclosed on our website within four business days. The full text of the Code of Ethics is published within the Investor Relations section of our website at www.rhgi.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions Policy and Procedure

During 2008, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

As part of our quarterly internal certification of our financial statements, each officer of the Company must either certify that they are not aware of any related-party transactions or they must disclose any such transactions.

The Audit Committee is responsible for review, approval, or ratification of “related-person transactions” between Ruth’s Hospitality Group, Inc. or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. In the course of its review and approval or ratification of a related-party transaction, the Audit Committee considers:

•	the nature of the related-party’s interest in the transaction;

•	the material terms of the transaction, including, the amount involved and type of transaction;

•	the importance of the transaction to the related-party and to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related-party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to the Company regarding beneficial ownership of the Company’s Common stock, as of March 24, 2009, by each person known by the Company to own more than 5% of our common stock, each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group (nine persons). The table lists the number of shares and percentage of shares beneficially owned based on 23,975,014 shares of common stock outstanding as of March 24, 2009. Information in the table is derived from Securities and Exchange Commission filings made by such persons on Schedule 13G and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by the Company. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Principal Stockholders:
Madison Dearborn(2)	4,119,132	17.2%
FMR LLC(3)	1,359,881	5.7%
aAd Capital Management LP(4)	2,125,000	8.9%

Directors, excluding Chief Executive Officer
Carla R. Cooper(5)	21,328	*
Bannus B. Hudson(6)	49,134	*
Robin P. Selati(7)	4,119,132	17.2%
Alan Vituli(8)	34,628	*

Named Executive Officers
Michael P. O’Donnell(9)	40,000	*
Robert M. Vincent(10)	75,500	*
Kevin W. Toomy	—	—
Samuel A. Tancredi	—	—
Sarah C. Jackson(11)	67,600	*
All, directors and executive officers as a group (nine persons)(12)	4,407,322	18.4%

*	Less than one percent
(1)	Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 24, 2009 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. The business address of each of our named executive officers and directors is 500 International Parkway, Suite 100, Heathrow, Florida 32746.
(2)	Consists of 4,016,828 shares held directly by Madison Dearborn Capital Partners III, L.P. (“MDCP”), 89,191 shares held directly by Madison Dearborn Special Equity III, L.P. (“MDSE”) and 13,113 shares held directly by Special Advisors Fund I, LLC (“SAF”). The shares held by MDCP, MDSE and SAF may be deemed to be beneficially owned by Madison Dearborn Partners III, L.P. (“MDP III”), the general partner of MDCP and MDSE and the manager of SAF and by a committee of limited partners of MDP III. The address for the Madison Dearborn entities is Three First National Plaza, Suite 3800, Chicago, Illinois 60602.

(3)	The information provided in the table and the information below reflects information reported by the stockholder on the Schedule 13G/A filed by FMR LLC on February 17, 2009 on which FMR LLC reported sole voting power over 0 shares of our common stock and sole dispositive power over 1,359,881 shares of our common stock. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,359,881 shares of our common stock as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds, each has sole power to dispose of the 1,359,881 shares owned by the funds. Through their ownership of FMR LLC stock and rights under a shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has sole power to vote or direct the voting of shares owned directly be the Fidelity Funds, which power resides with the funds’ Board of Directors. The business address is 82 Devonshire Street, Boston, Massachusetts 02109.
(4)	The information reflects information reported by the stockholders on the Schedule 13G/A filed by aAd Capital Management LP on February 17, 2009. Daniel P. Wimsatt is the manager of aAd Capital. aAd Capital is the general partner of aAd Capital Management L.P. aAd Capital Management L.P. is the general partner and investment adviser of aAd Partners L.P. Beneficial ownership consists of the following: (i) aAd Partners held 1,900,000 Shares; (ii) aAd Capital Management beneficially owned 1,900,000 Shares, consisting of the 1,900,000 Shares held by aAd Partners; (iii) aAd Capital beneficially owned 1,900,000 Shares, consisting of the 1,900,000 Shares beneficially owned by aAd Capital Management, and (iv) Mr. Wimsatt beneficially owned 2,125,000, consisting of 225,000 Shares held by Mr. Wimsatt and the 1,900,000 Shares beneficially owned by aAd Capital. aAd Partners; aAd Capital Management, as general partner and investment adviser of aAd Partners; and aAd Capital, as general partner of aAd Capital Management, each have the sole power to vote or to direct the vote of 1,900,000 Shares; and Mr. Wimsatt, individually and as manager of aAd Capital has the sole power to vote or to direct the vote of 2,125,000 Shares. aAd Partners; aAd Capital Management, as general partner and investment adviser of aAd Partners; aAd Capital, as general partner of aAd Capital Management, each have the sole power to dispose or direct the disposition of 1,900,000 Shares; and Mr. Wimsatt, individually and as manager of aAd Capital; has the sole power to dispose or direct the disposition of 2,125,000 Shares. The business address is 420 Stevens Avenue, Suite 210, Solana Beach, California 92075.
(5)	Includes 9,528 shares of restricted stock that vest pro rata on a daily basis over a five year period which began on November 8, 2004, 10,000 shares of restricted stock that vest pro rata on an annual basis over a five year period which began on February 28, 2008, and 1,800 shares of common stock issuable upon exercise of options exercisable within 60 days of March 24, 2009.
(6)	Includes 10,000 shares of restricted stock that vest pro rata on an annual basis over a five year period which began on February 28, 2008, 7,000 shares of common stock acquired through an open market purchase, 32,134 shares of common stock issuable upon exercise of options exercisable within 60 days of March 24, 2009.
(7)	All of such shares are held by affiliates of Madison Dearborn as described in footnote 2 on page 15. Mr. Selati is a Managing Director of Madison Dearborn, and therefore may be deemed to share voting and investment power over the shares owned by these entities, and therefore to beneficially own such shares. Mr. Selati disclaims beneficial ownership of all such shares. The address for Mr. Selati is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 3800, Chicago, Illinois 60602.
(8)	Includes 22,828 shares of restricted stock that vest pro rata on a daily basis over a five year period which began on November 8, 2004, 10,000 shares of restricted stock that vest pro rata on an annual basis over a five year period which began on February 28, 2008, and 1,800 shares of common stock issuable upon exercise of options exercisable within 60 days of March 24, 2009.
(9)	Includes 40,000 shares of common stock acquired through an open market purchase prior to March 24, 2009.

(10)	Includes 75,000 shares of restricted stock that vest pro rata on an annual basis over a five year period which began on March 17, 2008 and 500 shares of common stock acquired through an open market purchase prior to employment with Ruth’s Hospitality Group, Inc.
(11)	Includes 50,000 shares of restricted stock that vest pro rata on an annual basis over a five year period which began on February 28, 2008 and 17,600 shares of common stock issuable upon exercise of options exercisable within 60 days of March 24, 2009.
(12)	Includes 32,356 shares of restricted stock that vest pro rata on a daily basis over a five year period which began on November 8, 2004, 80,000 shares of restricted stock that vest pro rata on an annual basis over a five year period which began on February 28, 2008, 75,000 shares of restricted stock that vest pro rata on an annual basis over a five year period which began on March 17, 2008, 53,334 shares of common stock issuable upon exercise of options exercisable within 60 days of March 24, 2009 and 47,500 shares of common stock acquired through open market purchases. This amount also includes the shares attributable to Mr. Selati as a Managing Director of Madison Dearborn.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of common stock with the Securities and Exchange Commission and the NASDAQ Global Select Market. Based on a review of the Securities and Exchange Commission filed ownership reports during fiscal 2008, the Company believes that all Section 16(a) filing requirements were met during the fiscal year ended December 28, 2008 with the exception of one late Form 4 filed by Michael P. O’Donnell reporting the purchase of 10,000 shares of common stock and one late Form 4 filed by Kevin W. Toomy reporting the acquisition of 100,000 stock options to purchase common stock.

EXECUTIVE OFFICERS

Certain information regarding our executive officers is provided below:

Name	Age	Position
Michael P. O’Donnell	53	Director, President and Chief Executive Officer

Robert M. Vincent	56	Executive Vice President and Chief Financial Officer

Kevin W. Toomy	55	Senior Vice President and Chief Operating Officer of Ruth’s Chris Steak House

Samuel A. Tancredi	56	Senior Vice President and Chief Operating Officer of Mitchell’s Fish Market

Sarah C. Jackson	50	Senior Vice President of Human Resources

For information with respect to Michael P. O’Donnell, please see the information about the members of our board of directors on the preceding pages.

Robert M. Vincent was appointed as Executive Vice President and Chief Financial Officer effective March 17, 2008. From April of 2000 to March of 2008, Mr. Vincent served as Executive Vice President-Finance, Chief Financial Officer and Treasurer at Uno Restaurant Holdings Corporation, a casual dining restaurant chain with more than 200 company-owned and franchised full service units, with locations in 30 states and internationally. He also served as Senior Vice President-Finance, Chief Financial Officer and Treasurer, and Vice President-Finance and Controller of Uno Restaurant Holdings Corporation since joining the company in 1992. During his tenure, Mr. Vincent directed all financial and administrative activity and managed strategy, finance and accounting for the company’s growth from approximately 70 restaurants to more than 200.

Kevin W. Toomy has served as Senior Vice President and Chief Operating Officer of Ruth’s Chris Steak House since October 2008. Prior to his promotion, Mr. Toomy had served as the Company’s Vice President of Special Projects since September 2008. Prior to that, from August 2007 to September 2008, he served as an independent restaurant consultant. Prior to that, from October 2002 to August 2007, he served as Owner and President of Goldcoast Seafood Grill in South Florida. He started his career serving as a General Manager for Steak & Ale, Corporation, and shortly thereafter, joined two former Steak & Ale executives to grow the now nationwide Houston’s restaurant brand. Kevin has also been a joint venture partner for the Roy’s and Outback Steakhouse brands.

Samuel A. Tancredi has served as the Company’s Senior Vice President and Chief Operating Officer of Mitchell’s Fish Market since December 2008. From May 2006 until his appointment as an officer of the Company, Mr. Tancredi was a Franchisee and Chief Operating Officer of six Paradise Bakery & Cafes in Indianapolis, Indiana. From February 2001 to October 2006, Mr. Tancredi served as President, Franchisee and Development Partner of nine Bonefish Grills for Indianapolis, Indiana based Fishbuds Inc. Prior to that, Mr. Tancredi served in leadership roles with Outback Steakhouse, Inc., Chi Chi’s and The Magic Pan.

Sarah C. Jackson has served as the Company’s Senior Vice President of Human Resources since December 2006. From August 2006 to December 2006, Ms. Jackson served as the Vice President of Human Resources. Prior to joining the Company, from April 2004 to July 2006, Ms. Jackson served as the Vice President of Human Resources and Training for Romacorp, Inc. In November 2005, Romacorp, Inc. filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. From May 1989 to April 2004, Ms. Jackson held various leadership positions with Darden Restaurants, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. This discussion addresses the compensation with respect to 2008 for our Chief Executive Officer, Michael P. O’Donnell, our Chief Financial Officer, Robert M. Vincent, and our Senior Vice Presidents, Kevin W. Toomy, Samuel A. Tancredi and Sarah Jackson (collectively, our “named executive officers”). In addition, this discussion addresses the compensation provided to our former named executive officers who are no longer employed by us.

Compensation Objectives and Program Structure

Our executive compensation philosophy, policies, plans and programs are under the direction of the Compensation Committee of our Board of Directors. The Compensation Committee is responsible for determining the compensation elements and amounts paid to named executive officers.

Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to executive officers of other nationwide restaurant companies. The Compensation Committee’s overall philosophy is to create value for our stockholders by using all elements of executive compensation to reinforce a results-oriented management culture focusing on our level of earnings and performance as compared to our annual operating plan and industry competitors, the achievement of longer-term strategic goals and objectives and specific individual performance. Accordingly, our executive compensation program has been designed to achieve the following objectives:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business results with the goal of enhancing stockholder value;

•	align the interests of our executives and stockholders; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

Our Compensation Committee sets the pay range and specific components of the total compensation package for each of our named executive officers. The Senior Vice President of Human Resources reviews compensation for the Company’s executive officers on an annual basis and discusses potential adjustments with the Company’s Chief Executive Officer for compensation of named executive officers other than the Chief Executive Officer. A recommendation is then presented to the Compensation Committee for review and approval. Any salary increase or other adjustments are determined by the Compensation Committee and are approved by the Board of Directors.

The Compensation Committee considers Company performance, both operational and financial, to determine compensation. In addition, the Compensation Committee considers the annual chain restaurant compensation survey published by the Chain Restaurant Compensation Association when reviewing compensation for the Company’s executive officers and focuses on those organizations with similar system-wide revenue. During 2008, the Compensation Committee considered organizations with annual revenue of $350 million to $999 million, which is similar to the Company’s revenue. These organizations included:

• Applebee’s International	• Concessions International	• P.F. Chang’s China Bistro
• Benihana	• Darden Restaurants	• Pappas Restaurant
• Boddie-Noell Enterprises	• Dave and Buster’s	• Quiznos Master
• Briad Group	• Famous Dave’s of America	• Red Robin Gourmet Burgers
• Brinker International	• Hard Rock Café	• Restaurants Unlimited
• Buca	• Hooters of America	• Rocky Bottom Restaurants
• Buffalo Wild Wings	• Legal Sea Foods	• Ruby Tuesday
• Buffets	• Logan’s Roadhouse	• Texas Roadhouse
• Carlson Restaurants Worldwide	• Metromedia Restaurant Group	• Thomas and King
• Cheesecake Factory	• Morton’s Restaurant Group	• Uno Restaurant Holding
• Claim Jumper Restaurants	• O’Charley’s

During 2008, the Company did not employ an outside compensation consultant because the Company relies primarily on the compensation survey described above.

Elements of Compensation

Consistent with our compensation objectives described above, our executive compensation program is designed to be similar to the programs that are offered at nationwide restaurant companies comparable to us, as identified in the annual chain restaurant compensation survey published by the Chain Restaurant Compensation Association. This survey includes a presentation of the minimum, median and maximum compensation provided by nationwide restaurant companies that are similar in size and operation to our Company. We attempt to set our total compensation levels at the median level because of the desire to attract and retain top-level executives in the market in which we operate and compete for talent in. We believe that this benchmarking process is an important part of the Compensation Committee’s decision making process; however, we do deviate from these surveys for a number of reasons.

In fiscal 2008, our goals were based on earnings per share; however, we may consider using other performance target measures in the future.

The total compensation program for the named executive officers includes base salary, performance-based cash incentive compensation under our bonus plan, long-term equity incentive compensation benefits and perquisites. It is the Compensation Committee’s practice to target each of these elements to deliver compensation to each executive and all executives as a group within the mid-level range of compensation for persons having similar responsibilities at other nationwide restaurant companies.

We allocate the majority of the total annual compensation paid to the named executive officers to base salary and bonus payments, with a smaller portion allocated to equity incentive awards. The Compensation Committee is focused on providing a total compensation package that delivers short and long-term incentives. We do this primarily so that we can compete with compensation packages provided by nationwide restaurant companies similar to ours. We believe this increases our ability to attract and retain our named executive officers. In addition, allocating a larger percentage of compensation to bonus payments aligns the interest of our named executive officers with our stockholders because no bonuses are paid unless our performance measures are met or exceeded and the achievement of our performance goals have created value for our stockholders.

A significant portion of the compensation paid to executive officers is designed to reward them based on our financial performance compared to financial objectives, the growth of the Company, and increased stockholder value, as reflected in increases in the Company’s share price. Our base salary structure and its periodic salary reviews are designed to reward individual achievement and our overall performance. Our bonus plan is designed to reward executive officers with cash awards for the achievement of annual objectives tied to the financial performance of the Company and their individual performance. The equity component of their compensation, in the form of stock options and / or restricted stock, is designed to reward relative total stockholder return and corresponding stock price improvement over the grant-date stock price.

Base Salary

Base salary is established based on the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the base salaries of the executive officers, a number of factors are considered, including Company performance, the years of service of the individual, the individual’s duties and responsibilities, the ability to replace the individual, the base salary at the individual’s prior employment, market data on similar positions with competitive companies and information derived from our directors’ experience at other companies. We seek to maintain base salaries that are competitive with the marketplace and allow us to attract and retain executive talent.

In 2008, we hired a new President and Chief Executive Officer, Chief Financial Officer and two new Senior Vice Presidents. The base salary was $500,000 for Mr. O’Donnell, $300,000 for Mr. Vincent and $200,000 for Mr. Tancredi. Mr. Toomy, who was initially hired as the Vice President of Special Projects, started with the Company at a base salary of $185,000, and at Mr. Toomy’s promotion to Senior Vice President and Chief Operating Officer of Ruth’s Chris Steak House in October 2008, his base salary increased to $200,000. The Compensation Committee assigned the starting salaries of these new executive officers based on executives in similar positions, the experience level of the individual, the competitive value of the position in the market, and salaries of comparable positions listed in the annual chain restaurant compensation survey.

At the beginning of 2008, the Compensation Committee reviewed the actual salary for each executive officer against salary ranges for similar positions in the restaurant industry. A salary adjustment was made after considering individual performance, previous year over year increases, assumption of additional responsibilities and market competition. During this assessment in early 2008, Ms. Jackson’s base salary was increased by $25,000 or 12.5%.

As the remainder of the named executive officers started in 2008, there were no salary increases for these individuals, with the exception of Mr. Toomy who received an increase of $15,000 or 8.1%, as described above, due to his promotion to Senior Vice President and Chief Operating Officer of Ruth’s Chris Steak House in October 2008.

Bonuses

Our performance-based cash incentive awards focus on closely aligning rewards with results. The philosophy of our performance-based annual cash incentive awards is simple: a basic reward for reaching minimum expectations and an upside for reaching the Company’s goals.

The Company has a bonus program, pursuant to which certain of our employees are eligible to receive cash bonuses during the applicable fiscal year based on personal and Company performance over the course of each fiscal year. The purpose of the bonus plan is to encourage a consistent high standard of excellence and continued employment by officers and management personnel of the Company. Bonus awards under the bonus plan are determined by the Compensation Committee, subject to approval by the Board, and are based on (i) the financial performance of the Company during the applicable fiscal period relative to performance targets that are approved by the Compensation Committee and (ii) individual performance.

The performance targets that are approved by the Compensation Committee can be based on either the quarterly or annual achievement of measures such as earnings per share, earnings before interest, taxes, depreciation, amortization and other non-cash and non-recurring or extraordinary charges (“EBITDA”) or restaurant level operating income, depending on the level of the employee within the organization. The overriding objective of the Compensation Committee is to align the bonus awards with the achievement of measures that enhance shareholder value. Individual performance goals differ by person and typically are oriented towards achievement of Board-approved budget objectives or department specific objectives such as same store sales, entrée count, unit level operating income, development of additional operating units, increase in average check, completion of transactions, settlement of litigation, and management of third party vendor costs.

The percentage of base salary for each cash bonus is established based on the individual’s level of responsibility. During 2008, the target cash bonus for the following named executives was set as follows:

Name	Base Salary %
Michael P. O’Donnell	75%

Robert M. Vincent	55%

Kevin W. Toomy	45%

Samuel A. Tancredi	45%

Sarah C. Jackson	45%

These percentages are used to calculate either the quarterly or annual bonus amounts (depending on the measurement period established by the Compensation Committee for the individual) and are prorated at a percentage based on the number of weeks worked by the individual. The actual cash bonuses payable to our executive officers may be less than or greater than the target cash bonus, depending on the operational performance, the individual’s performance and certain other factors that may be considered by the Board and the Compensation Committee. Each award may, subject to recommendation by the Compensation Committee and approval of the Board, be increased up to 50%, based on our Company’s performance. Each award may also be increased by an additional 50% based on personal performance, again subject to recommendation by the Compensation Committee and approval of the Board. The Compensation Committee also periodically considers bonuses outside of the bonus plan, based on both individual and corporate performance.

As the Company did not achieve the annual performance goals established by the Board, no annual bonuses were earned by our named executive officers in either 2007 or 2008. In 2008, in order to provide appropriate incentives to employees in the positions of Senior Vice President and below, the Compensation Committee recommended that quarterly performance targets be established for these employees as opposed to strictly annual targets. Certain incentive payments were made to employees pursuant to this structure in the first and second quarters of 2008. For fiscal 2009, the Compensation Committee has established both quarterly and annual targets for incentive payments, depending on the seniority level of the employee. The Chief Executive Officer and Executive Vice President level employees continue to be subject only to the achievement of annual performance objectives. The primary measures that the Compensation Committee has established for the payment of cash incentives in 2009 are restaurant level operating income and EBITDA.

Long-Term Incentive Awards

The Company’s equity programs are designed to encourage creation of long-term value for our stockholders, employee retention and stock ownership. The programs currently consist of stock option grants and restricted stock awards. Our equity incentive programs are intended to promote a long-term focus on results and to align employee and stockholder interests.

Executive officers receive a portion of their overall targeted compensation in the form of equity in order to align interests of management and stockholders and promote a focus on long-term results. The Compensation Committee generally targets certain amounts of option awards upon hire and promotion for executives and other management personnel based on the level of these individuals and comparable awards given to similar positions in the restaurant industry. In addition, in August of each year, during the anniversary of our initial public offering, the Compensation Committee reviews the amounts of incentive equity held by our executives and management and provides for additional incentive equity grants to executives and management in amounts that are based upon the positions held by such persons, taking into consideration option balances, stock price, and vesting schedules.

During 2008, the Company’s new executive team received stock option grants under the Company’s 2005 Long-Term Equity Incentive Plan. Mr. O’Donnell received 800,000 stock options upon his hire on August 7, 2008. Mr. Toomy received 20,000 stock options upon his hire as Vice President on September 8, 2008. Upon Mr. Toomy’s promotion to Senior Vice President and Chief Operating Officer of Ruth’s Chris Steak House on October 30, 2008, he received an additional 100,000 stock options. Mr. Tancredi received 120,000 stock options upon his hire as Senior Vice President and Chief Operating Officer of Mitchell’s Fish Market on December 2, 2008. The Compensation Committee chose stock option grants as our form of equity compensation in 2008 because the Compensation Committee believes that stock options are a good means to align the interests of the executive officers and our stockholders over the long term because the named executive officers only get compensated from the stock options if our stock price increases.

The Company has also previously granted restricted stock in lieu of stock options in order to encourage retention and reward performance. The Company issued 75,000 shares of restricted stock to Mr. Vincent on March 17, 2008, at the start of his employment with the Company.

Benefits

The Company’s benefits philosophy for executive officers is that benefits should provide employees protection from catastrophic events, enable employees to plan for their future and be competitive in order to attract and retain a high-quality workforce. The types of benefits provided to the named executive officers consist of medical benefits plans, life and accidental death and dismemberment insurance plans, 401(k) matching contributions and automobile allowances.

The Company maintains a non-qualified deferred compensation plan that is unsecured and allows certain high-level employees, including executive officers, to voluntarily defer receipt of their salary above specified amounts and bonus payments into accounts established under the plan. These accounts are credited with earnings from amounts invested in funds available through Fidelity Investments, the plan’s record keeper, as selected by each participant.

The Company also allows its executive officers to dine in its restaurants free of charge in order to permit those officers to conduct quality control tests.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally limits the annual tax deductibility of compensation paid to each named executive officer to $1 million. To the extent possible, the Compensation Committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are appropriate to ensure that our named executive officers receive total compensation that is competitive with our peer group, or reflects superior performance.

Severance and Termination Arrangements

Current Named Executive Officers

Certain named executive officers, including Messrs. O’Donnell and Vincent and Ms. Jackson, have employment agreements that provide for payments upon a termination of employment by the executive for good reason, by the Company without cause or upon death or disability as described in the section entitled “Employment Agreements” located on page 32 of this proxy statement. The Company believes that these agreements effectively create incentives for our executives to build stockholder value without the fear of losing employment for situations other than for cause or termination by the employee for good reason. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements.

Former Named Executive Officers

On March 31, 2008, Thomas J. Pennison Jr. departed from his position as Senior Vice President and Chief Financial Officer. In connection with his departure, and in accordance with his employment agreement, Mr. Pennison received a payment of $389,730. The restricted stock granted during his tenure was vested in full as of March 31, 2008. In exchange for this arrangement, Mr. Pennison agreed not to compete with the Company for a term of one year. Mr. Pennison also agreed to the non-disclosure of information.

On April 23, 2008, Craig S. Miller departed from his position as Chairman, President and Chief Executive Officer of the Company. In connection with his departure, and in accordance with his separation agreement, Mr. Miller received $603,285. Mr. Miller’s unvested restricted stock granted in 2004 vested in full as of April 23, 2008. Mr. Miller also received accelerated vesting of 60,000 shares of restricted stock granted on March 28, 2008. Mr. Miller forfeited the vesting rights of 90,000 unvested shares of restricted stock and all unvested stock options granted during his tenure. Mr. Miller received reimbursement of legal fees as well as secretarial and outplacement services for a six month period beyond his separation date. In exchange for this arrangement, Mr. Miller agreed not to compete with the Company for a term of one year. Mr. Miller also agreed to the non-disclosure of information.

On October 6, 2008, Geoffrey D. K. Stiles departed from his position as Executive Vice President and President of Ruth’s Chris Steak House. In connection with his departure, and in accordance with his employment agreement, Mr. Stiles received a payment of $340,000. Mr. Stiles retained the vesting rights of stock options and restricted stock granted during his tenure for an additional 12 months beyond his date of separation. In exchange for this arrangement, Mr. Stiles agreed not to compete with the Company for a term of one year. Mr. Stiles also agreed to the non-disclosure of information.

On October 30, 2008, Damon Liever departed from his position as Executive Vice President and President of Mitchell’s Fish Market. In connection with his departure, and in accordance with his employment agreement, Mr. Liever received a severance payment of $300,000. Mr. Liever retained the vesting rights of stock options and restricted stock granted during his tenure for an additional 12 months beyond his date of separation. In exchange for this arrangement, Mr. Liever agreed not to compete with the Company for a term of one year. Mr. Liever also agreed to the non-disclosure of information.

On January 2, 2009, Thomas E. O’Keefe departed from his position as Executive Vice President and Chief Legal and Compliance Officer. In connection with his departure, and in accordance with his separation agreement, Mr. O’Keefe received a payment of $300,000. Mr. O’Keefe retained the vesting rights of stock options granted during his tenure for an additional 12 months beyond his date of separation. In addition, the restricted stock awarded to Mr. O’Keefe on February 28, 2008 and May 22, 2008 was vested in full as of January 2, 2009. In exchange for this arrangement, Mr. O’Keefe agreed not to compete with the Company for a term of one year and to provide transition assistance to the Company for one year. Mr. O’Keefe also agreed to the non-disclosure of information.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Robin P. Selati, Chairman

Carla R. Cooper

Bannus B. Hudson

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation earned in 2006, 2007 and 2008 by our Chief Executive Officer (principal executive officer), our Chief Financial Officer (principal financial officer), and our three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer (our “named executive officers”). In addition, the following table includes the following individuals who are no longer serving as our executive officers: Craig S. Miller, who served as our Chairman, President and Chief Executive Officer until April 2008, Thomas J. Pennison, Jr. who served as our Senior Vice President and Chief Financial Officer until March 2008, Thomas E. O’Keefe, who served as Executive Vice President, Chief Legal and Compliance Officer and Secretary until January 2009, Geoffrey D. K. Stiles, who served as our Executive Vice President and President of the Ruth’s Chris Steak House until October 2008, and Damon Liever, who served as our Executive Vice President and President of Mitchell’s Fish Market until October 2008:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Michael P. O’Donnell*	2008	$176,923	—	$141,964	—	$20,399	(4)	$339,286
Director, President and Chief Executive Officer

Robert M. Vincent**	2008	$225,000	$79,000	—	—	$62,305	(5)	$366,305
Executive Vice President and Chief Financial Officer

Kevin W. Toomy***	2008	$51,712	—	$4,991	—	$2,569		$59,272
Senior Vice President and Chief Operating Officer of Ruth’s Chris Steak House

Samuel A. Tancredi****	2008	$11,538	—	$807	—	$600		$12,945
Senior Vice President and Chief Operating Officer of Mitchell’s Fish Market

Sarah C. Jackson	2008	$224,038	$60,167	$77,097	$18,984	$13,994	(6)	$394,280
Senior Vice President,	2007	$199,231	—	$63,893	—	$9,818		$272,942
Human Resources	2006	$69,231	—	$10,882	$37,868	$3,057		$121,038

Craig S. Miller	2008	$228,230	$478,820	$6,437	—	$333,243	(7)	$1,046,730
Former Chairman, President	2007	$497,000	—	$50,375	—	$12,752		$560,127
and Chief Executive Officer	2006	480,000	—	$39,299	$414,378	$54,569		$988,246

Thomas J. Pennison, Jr.	2008	$120,289	—	$3,120	$53,816	$296,081	(8)	$473,306
Former Senior Vice President	2007	$225,000	—	$22,948	—	$87,822		$335,770
and Chief Financial Officer	2006	$200,000	—	$16,843	$107,631	$20,239		$344,713

Thomas E. O’Keefe	2008	$227,246	$174,000	$19,868	$14,869	$14,133	(9)	$450,116
Former Executive Vice President	2007	$225,000	—	$100,525	—	$78,320		$403,845
and Chief Legal and Compliance Officer	2006	$200,000	—	$52,095	$116,600	$27,543		$396,238

Geoffrey D.K. Stiles	2008	$299,808	$34,800	$13,652	—	$65,731	(10)	$413,991
Former Executive Vice President	2007	$315,000	—	$28,679	—	$11,552		$355,231
and President of Ruth’s Chris Steak House	2006	$300,000	—	$20,211	$151,356	$66,582		$538,149

Damon Liever	2008	$255,385	$34,800	—	—	$58,946	(11)	$349,131
Former Executive Vice President	2007		—	—	—	—		—
and President of Mitchell’s Fish Market	2006		—	—	—	—		—

*	For services performed since August 2008.
**	For services performed since March 2008.
***	For services performed since September 2008.
****	For services performed since December 2008.
(1)	The amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock rights awards that vested during the year in question, except that in accordance with SEC rules, the amounts do not reflect an estimate for forfeitures related to service-based vesting conditions. All awards included in this column were valued using the closing price of our common stock on the last trading day preceding the date of grant. Please refer to the “Grant of Plan Based Awards” table herein for a description of stock awards that were forfeited.
(2)	The amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock options that vested during the year in question. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise.

The following table sets forth the FAS 123(R) assumptions used in the calculation of the fair value of stock options expensed in our “Summary Compensation Table.”

	2008		2007		2006
Weighted average risk-free interest rate	3.06%		4.60%		4.84%
Dividend yield	0.00%		0.00%		0.00%
Weighted average volatility	37.46%		31.13%		32.1%
Expected life of stock options subject to time vesting	5.7	yrs.	6.3	yrs.	6.3	yrs.

(3)	The amounts represent amounts earned under the quarterly bonus portion of the Company’s Management Bonus Plan, which is described under “Compensation Discussion & Analysis – Elements of Compensation – Annual Bonuses.”
(4)	Includes $4,246 automobile allowance, $4,725 in legal fees and $11,428 in relocation expense.
(5)	Includes $8,100 automobile allowance, $32,893 in relocation expenses, $1,312 in health and welfare expense and $20,000 as a sign-on bonus.
(6)	Includes $9,508 automobile allowance, $2,761 in club dues and $1,725 in 401(k) matching contributions.
(7)	Includes $12,092 automobile allowance, $853 in club dues, $12,713 in legal fees, $27,350 in secretarial services and $280,235 in payments related to his departure agreement. Pursuant to his employment agreement, Mr. Miller is entitled to receive payments of $603,285 over the twelve month period following termination. In accordance with his agreement, Mr. Miller has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for twenty-four months following his termination.
(8)	Includes $9,508 automobile allowance, $690 in club dues, $164,730 in a one time executive compensation payment and $121,153 in payments related to his departure agreement. Pursuant to his employment agreement, Mr. Pennison is entitled to receive payments totaling $389,730 over the twelve month period following termination. In accordance with his agreement, Mr. Pennison has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for twelve months following his termination.
(9)	Includes $10,283 automobile allowance, $2,761 in club dues and $1,089 in 401(k) matching contributions.
(10)	Includes $10,662 automobile allowance, $2,761 in club dues and $52,308 in payments related to his departure agreement. Pursuant to his employment agreement, Mr. Stiles is entitled to receive severance payments totaling $340,000 over the twelve month period following termination. In accordance with his agreement, Mr. Stiles has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for twelve months following his termination.
(11)	Includes $9,831 automobile allowance, $13,648 in relocation expenses, $852 in health and welfare expense, and $34,615 in payments related to his departure agreement. Pursuant to his employment agreement, Mr. Liever is entitled to receive payments totaling $300,000 over the twelve month period following termination. In accordance with his agreement, Mr. Liever has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for twelve months following his termination.

Equity Compensation Plans

2004 Restricted Stock Plan

The 2004 Restricted Stock Plan provides for the grant of up to 1,167,487 shares of restricted stock to our officers, directors and employees and other persons who provide services to us, all of which were issued during 2004. This plan is administered by a committee of our Board, and, in the committee’s absence, by our Board. This plan provides for the grant of shares of our common stock that may not be sold or disposed of, and that may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period set forth in each restricted stock agreement as determined by our Board. Other than the foregoing, participants generally have all of the rights of a stockholder, unless the Board determines otherwise. Each restricted stock agreement sets forth a vesting schedule, over which time the shares will vest in the holder thereof, and no longer be subject to the restrictions contained in the restricted stock agreement (other than a right of first refusal of the Company in the case of a proposed transfer and a drag along right of the Company in a proposed sale of the Company approved by our Board or a majority of our stockholders). The plan provides that shares of restricted stock not yet vested will vest upon a change in control. Upon a termination of employment, the Company, and to the extent not exercised by the Company, certain of our stockholders, have the right to acquire shares that have vested pursuant to this plan. All shares of restricted stock were purchased at the fair market value of our common stock, as determined by our Board, on the date of grant.

2000 Stock Option Plan

The 2000 Stock Option Plan provides for the grant of nonqualified stock options to our directors, officers and employees and other persons who provide services to us. A total of 1,765,981 shares of common stock are reserved for issuance under this plan. As of March 24, 2009, we have granted options to purchase 1,152,041 shares of common stock under this plan. These options vest pro rata on a daily basis over a five year period. Options granted under the 2000 Stock Option Plan are generally not transferable by the optionee, and must be exercised within 30 days after the end of an optionee’s status as an employee, director or consultant of ours (other than a termination by us for cause, as defined in the 2000 Stock Option Plan), within 180 days after such optionee’s termination by death or disability, or within 90 days after such optionee’s retirement, but in no event later than the expiration of the option term. All options were granted at or above the fair market value of our common stock, as determined by our Board, on the date of grant. The term of all options granted under the 2000 Stock Option Plan may not exceed ten years. We anticipate that all future option grants will be made under our 2005 Long-Term Equity Incentive Plan, discussed below, and we do not intend to issue any further options under the 2000 Stock Option Plan.

2005 Long-Term Equity Incentive Plan

The 2005 Long-Term Equity Incentive Plan, which the Board approved in August 2005 and which was amended by a vote of stockholders at the 2008 annual meeting, provides for grants of stock options, restricted stock, restricted stock units, deferred stock units and other equity-based awards. A total of 3,862,500 shares of common stock are reserved for issuance under this plan. Directors, officers and other employees of the Company, as well as others performing services for us, are eligible for grants under the plan. The purpose of the plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

In 2008, we granted options to purchase an aggregate of 1,334,831 shares of our common stock under this plan, which have a weighted-average exercise price of $4.72 per share and are subject to annual vesting over a five-year period.

Grants of Plan-Based Awards Fiscal Year 2008

The following table summarizes grants of plan-based awards made to each of the named executive officers during fiscal 2008:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Michael P. O’Donnell	8/7/08	—	$151,442	$340,745	— —		500,000 150,000 150,000	$ $ $	4.33 7.00 8.50	$ $ $	857,900 416,070 505,230	(2) (2) (2)

Robert M. Vincent	3/17/08	—	$130,096	$292,716	75,000		—		—		$474,000	(2)

Kevin W. Toomy	9/8/08 10/30/08	—	$23,856	$53,676	— —		20,000 100,000	$ $	4.71 2.32	$ $	36,932 100,880	(2) (2)

Samuel A. Tancredi	12/2/08	—	$5,192	$11,682	—		120,000		$1.14		$57,156	(2)

Sarah C. Jackson	2/28/08	—	$101,250	$227,813	50,000		—		—		$361,000	(2)

Craig S. Miller	2/28/08	—	$372,750	$838,688	150,000	(3)	—		—		$1,083,000	(2)

Thomas J. Pennison, Jr.		—	$101,250	$227,813	—		—		—		—

Thomas E. O’Keefe	2/28/08 5/23/08	—	$165,000	$371,250	50,000 25,000		— —		— —	$ $	116,000 58,000	(5) (5)

Geoffrey D.K. Stiles	2/28/08	—	$187,000	$420,750	75,000	(4)	—		—		$174,000	(5)

Damon Liever	2/28/08	—	$165,000	$371,250	75,000	(4)	—		—		$174,000	(5)

(1)	Represents threshold, target and maximum possible payouts for 2008 under the Company’s only non-equity incentive bonus plan, as described under “Compensation Discussion and Analysis—Elements of Compensation.” For current named executives, the possible payout amounts listed are prorated based on the individual’s start date with the Company. For former named executives, the possible payout amounts shown are representative of what the individual could have earned if the person was with the Company for the entire year.
(2)	The amounts in this column represent the grant date fair value of the equity award calculated in accordance with FAS 123(R). The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise.
(3)	In accordance with the executive’s departure agreement, 90,000 of the 150,000 shares of restricted stock were forfeited.
(4)	In accordance with the executive’s departure agreement, 60,000 of the 75,000 shares of restricted stock were forfeited.
(5)	Value based on the market price of our stock on the date of termination of $2.32.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table summarizes the outstanding equity awards held by our named executive officers as of the end of 2008:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares of Stock that have not Vested (#)		Market Value of Shares of Stock that have not Vested ($)
Michael P. O’Donnell	—	500,000 150,000 150,000	(3) (3) (3)	$ $ $	4.33 7.00 8.50	8/6/2018 8/6/2018 8/6/2018	—		—

Robert M. Vincent	—	—			—	—	75,000	(1)	$111,000

Kevin W. Toomy	—	20,000 100,000	(4) (5)	$ $	4.71 2.32	9/7/2018 10/29/2018	—		—

Samuel A. Tancredi	—	120,000	(6)		$1.14	12/1/2018	—		—

Sarah C. Jackson	8,000 4,000 1,600	12,000 16,000 6,400	(7) (8) (9)	$ $ $	17.75 18.28 17.17	7/30/2016 1/1/2017 8/8/2017	50,000	(1)	$74,000

Craig S. Miller	—	—			—	—	—		—

Thomas J. Pennison, Jr.	—	—			—	—	—		—

Thomas E. O’Keefe	13,567 21,200 1,600	6,433 31,800 6,400	(10) (11) (12)	$ $ $	18.00 18.19 17.17	8/7/2015 8/8/2016 8/8/2017	—		—

Geoffrey D.K. Stiles	—	—			—	—	12,037	(2)	$63,194

Damon Liever	—	—			—	—	—		—

(1)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the fiscal year end closing price on December 28, 2008 of $1.48. These shares of restricted stock vest pro rata on an annual basis.
(2)	Represents restricted stock granted under the 2004 Restricted Stock Plan. Market value calculated based on the average closing price during 2008 of $5.25. These shares of restricted stock vest pro rata on a daily basis.
(3)	The options are subject to vesting in equal installments over a five year period on each of August 7, 2009, 2010, 2011, 2012 and 2013.
(4)	The options are subject to vesting in equal installments over a five year period on each of September 8, 2009, 2010, 2011, 2012 and 2013.

(5)	The options are subject to vesting in equal installments over a five year period on each of October 30, 2009, 2010, 2011, 2012 and 2013.
(6)	The options are subject to vesting in equal installments over a five year period on each of December 2, 2009, 2010, 2011, 2012 and 2013.
(7)	The options are subject to vesting in equal installments over a three year period on each of July 31, 2009, 2010 and 2011.
(8)	The options are subject to vesting in equal installments over a four year period on each of January 2, 2009, 2010, 2011 and 2012.
(9)	The options are subject to vesting in equal installments over a four year period on each of August 9, 2009, 2010, 2011 and 2012.
(10)	The options are subject to daily vesting over a two year period ending on August 7, 2010.
(11)	The options are subject to vesting in equal installments over a three year period on each of August 9, 2009, 2010 and 2011.
(12)	The options are subject to vesting in equal installments over a four year period on each of August 9, 2009, 2010, 2011 and 2012.

Option Exercises and Stock Vested Fiscal Year 2008

The following table summarizes the restricted stock held by our named executive officers that vested during 2008. No options were exercised by our named executive officers during 2008.

Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Michael P. O’Donnell	—		—

Robert M. Vincent	—		—

Kevin W. Toomy	—		—

Samuel A. Tancredi	—		—

Sarah C. Jackson	—		—

Craig S. Miller	158,531 60,000	$ $	832,288 402,600	(1) (2)

Thomas J. Pennison, Jr.	40,655		$213,439	(1)

Thomas E. O’Keefe	75,000		$174,000	(3)

Geoffrey D.K. Stiles	28,618 15,000	$ $	150,245 34,800	(1) (3)

Damon Liever	15,000		$34,800	(3)

(1)	Represents daily vesting of restricted stock granted under the 2004 Restricted Stock Plan. This restricted stock vests pro rata on a daily basis, and therefore the value realized has been calculated based on the average closing price during 2008 of $5.25.
(2)	Represents vesting of restricted stock purchased by certain named executives under the 2005 Long-Term Equity Incentive Plan. This restricted stock vests pro rata on an annual basis. The value realized has been calculated at the closing price on the vesting date, April 23, 2008, of $6.71.
(3)	Represents vesting of restricted stock purchased by certain named executives under the 2005 Long-Term Equity Incentive Plan. This restricted stock vests pro rata on an annual basis. The value realized has been calculated at the closing price on the vesting date, October 30, 2008, of $2.32.

Non-Qualified Deferred Compensation Fiscal Year 2008

We maintain a Non-Qualified Deferred Compensation plan that is unsecured and allows certain high-level employees, including executive officers, to voluntarily defer receipt of their salary above specified amounts and bonus payments into accounts established under the plan. These accounts are credited with earnings from amounts invested in funds available under our 401(k) plan, as selected by each participant. The following table summarizes activity under our Non-Qualified Deferred Compensation Plan for named executive officers during 2008:

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY($)(1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Michael P. O’Donnell	—		—	—	—	—

Robert M. Vincent	—		—	—	—	—

Kevin W. Toomy	—		—	—	—	—

Samuel A. Tancredi	—		—	—	—	—

Sarah C. Jackson	$46,784	(2)	—	($17,155)	—	$75,691

Craig S. Miller	—		—	($139,068)	$49,636	$147,259

Thomas J. Pennison, Jr.	—		—	—	—	—

Thomas E. O’Keefe	—		—	—	—	—

Geoffrey D.K. Stiles	—		—	—	—	—

Damon Liever	—		—	—	—	—

(1)	Earnings are not included in the Summary Compensation Table. Earnings are from investments in funds available under the Company’s 401(k) plan and are not required to be included in the Summary Compensation Table.
(2)	Executive contributions are from amounts included in the Summary Compensation Table and are comprised of $42,038 reported as 2008 Salary and $4,746 reported as Non-Equity Incentive Plan Compensation.

Pension Benefits

We do not maintain any additional executive retirement programs such as executive pension plans or other executive retirement benefits.

Employment Agreements

In August 2008, we and Mr. O’Donnell signed an employment agreement outlining the terms by which Mr. O’Donnell would serve as our President and Chief Executive Officer and a member of our Board. Mr. O’Donnell’s initial base salary was $500,000 and he was eligible to receive a bonus of up to 75% of his base salary (with a minimum bonus of $100,000 during fiscal year 2009). Mr. O’Donnell’s salary is subject to annual review and his annual bonus is now provided under the bonus plan. Pursuant to his employment agreement, if Mr. O’Donnell’s employment is terminated by us without “cause,” or by Mr. O’Donnell for “good reason” (as those terms are defined below) during the employment term, then Mr. O’Donnell will be entitled to continue to receive his base salary for twelve months after the date of such termination (with an additional fifty percent (50%) of his base salary payable if terminated within the first two years of employment due to a change in the majority of the current Board of Directors) and twelve monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. O’Donnell would also receive twelve months continued health, welfare and retirement benefits, twelve months payments of automobile allowance pursuant to current Company guidelines, and continued vesting rights for his options and restricted stock for twelve months. Mr. O’Donnell has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for twelve months following his termination.

In March 2008, we and Mr. Vincent signed an employment agreement under which Mr. Vincent agreed to serve as our Executive Vice President and Chief Financial Officer. Mr. Vincent’s initial base salary was $300,000, and he was eligible to receive a bonus of up to 55% of his base salary, subject to annual reviews, salary adjustments and incentive plans as determined by our Board. Mr. Vincent’s annual bonus is now provided under the bonus plan. Pursuant to his employment agreement, if Mr. Vincent’s employment is terminated by us without “cause,” or by Mr. Vincent for “good reason” (as those terms are defined below) during the employment term, then Mr. Vincent will be entitled to continue to receive his base salary for twelve months after the date of such termination and twelve monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. Vincent would also receive twelve months continued health, welfare and retirement benefits, twelve months payments of automobile allowance pursuant to current Company guidelines, and continued vesting rights for his options and restricted stock for twelve months. Mr. Vincent has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for twelve months following his termination.

Ms. Jackson started with the Company in August 2006 as the Vice President of Human Resources, and in June 2007, upon her promotion to Senior Vice President of Human Resources, we and Ms. Jackson signed an employment agreement under which Ms. Jackson agreed to serve in this role. Ms. Jackson’s initial base salary was $200,000, and she was eligible to receive a bonus of up to 40% of her base salary, subject to annual reviews, salary adjustments and incentive plans as determined by our Board. Ms. Jackson’s annual bonus is now provided under the bonus plan. Pursuant to her employment agreement, if Ms. Jackson’s employment is terminated by us without “cause,” or by Ms. Jackson for “good reason” (as those terms are defined below) during the employment term, then Ms. Jackson will be entitled to continue to receive her base salary for twelve months after the date of such termination and twelve monthly payments in the aggregate equal to 50% of her prior year bonus compensation. Ms. Jackson would also receive twelve months continued health, welfare and retirement benefits, twelve months payments of automobile allowance pursuant to current Company guidelines, and continued vesting rights for her options and restricted stock for twelve months. Ms. Jackson has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for twelve months following her termination.

We do not have employment agreements with Mr. Toomy and Mr. Tancredi.

The employment agreements for our executive officers define “cause” as meaning (i) an officer’s theft, embezzlement, perpetration of fraud, misappropriation of property or attempts at such; (ii) any act of disloyalty, misconduct or moral turpitude by an officer that is injurious to the Company; or (iii) an officer’s willful disregard of a lawful directive given by a superior or the Board of Directors or a violation of the Company’s employment policy.

The employment agreements for our executive officers define “good reason” to mean (i) the assignment by the Board of Directors to an officer of any material duties that are clearly inconsistent with the officer’s status, title and position; or (ii) failure by the Company to pay the officer any amounts required under the officer’s employment agreement which failure continues uncured for a period of 15 days after written notice is given. Additionally, with respect to Mr. O’Donnell’s employment agreement, “good reason” also includes a material relocation of the Company requiring Mr. O’Donnell to relocate or upon notice of the Company’s intent not to renew the agreement.

Except as specifically described above, all options and restricted stock issued under the Company’s equity incentive plans, whether or not then exercisable (as applicable), generally cease vesting when a grantee ceases to be an employee. Options generally expire 30 days after the date of cessation of service, so long as the grantee does not compete with us during that 30-day period without our permission. Upon termination for cause, all options will terminate immediately. Except as specifically described above, the Company has the right to repurchase shares of restricted stock held by the named executive officers during the 120 days following the executive’s termination, and the purchase price in the case of a resignation without good reason or a termination for cause is $0.05 per share for shares issued under the 2004 Restricted Stock Plan, and in all other cases is the fair market value of such shares.

Payments Made Upon Termination

Assuming each executive officer’s employment was terminated by us without cause or by the executive for good reason on December 28, 2008, the estimated values of payments and benefits to each named executive officer are set forth in the following table:

	Michael P. O’Donnell	Robert M. Vincent	Sarah C. Jackson
Severance(1)	$500,000	$300,000	$225,000
Bonus(2)	—	—	—
Minimum 2009 Bonus	100,000	—	—
Health and Welfare Benefits(3)	9,075	9,075	9,075
Car Allowance(4)	12,000	10,800	9,600

Total	$621,075	$319,875	$243,675

(1)	Based on payment of one year of current base salary.
(2)	Based on payment of a percentage of the named executive officer’s bonus compensation for 2007. There were no bonuses paid in 2007 to the named executive officers.
(3)	Amount represents premiums that will be paid by the Company in respect to health insurance and other medical benefits for one year after termination of employment.
(4)	Based on the value, as of December 28, 2008, of the current pre-established car allowance that would be received by the executive officer for one year after termination.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. In the case of a grantee’s death or disability, a number of options and restricted stock equal to the sum of (1) the number of options that were exercisable on the date of the grantee’s death or disability and (2) the number of options that would become exercisable within one year after the date of the grantee’s death or disability, will become fully vested and exercisable and remain so for up to 180 days after the date of death or disability, provided the grantee does not compete with us during that 180-day period without our permission.

	Michael P. O’Donnell	Robert M. Vincent	Sarah C. Jackson
Restricted Stock ($)(1)	—	$22,200	$14,800
Other Equity ($)	—	—	—
Total	—	$22,200	$14,800

(1)	Represents removal of remaining restrictions on restricted stock granted under the 2005 Long-Term Equity Incentive Plan upon death or disability. Does not include amounts granted in 2009. Value is based on the fiscal year end closing price on December 28, 2008 of $1.48.

Payments Made Upon a Change in Control

We are not contractually obligated to make any type of cash payment to any named executive officer in the event of a change in control. However, restricted stock issued pursuant to the 2004 Restricted Stock Plan that is unvested will vest upon a change of control. All of the restricted stock and options issued under the 2005 Long- Term Equity Incentive Plan will become fully vested if a grantee is terminated within one year of a change in control. If we undergo a change in control, the committee administering the 2005 Long-Term Equity Incentive Plan may provide that the options issued under such plan become exercisable and that such options may terminate if not exercised on the date of the change in control. Such committee may also accelerate the vesting of restricted stock grants under the 2005 Long-Term Equity Incentive Plan.

	Michael P. O’Donnell	Robert M. Vincent	Sarah C. Jackson
Restricted Stock(1)	—	$111,000	$74,000
Other Equity(2)	—	—	—

Total	—	$111,000	$74,000

(1)	Represents removal of remaining restrictions on stock purchased by certain named executives under the 2004 Restricted Stock Plan and the 2005 Long-Term Equity Incentive Plan upon a change in control. Value is based on the fiscal year end closing price on December 28, 2008 of $1.48.
(2)	Based on value of unvested options held by each executive at December 28, 2008, the vesting of which is assumed to accelerate upon a change in control. Value is based on the fiscal year end closing price on December 28, 2008 of $1.48.

Director Compensation Fiscal Year 2008

Directors who are also our employees receive no compensation for serving as directors. Non-employee directors, other than Mr. Selati, receive an annual fee in the amount of $35,000 ($42,000 for the chairman of the Audit Committee). We also reimburse all directors for reasonable out-of-pocket expenses they incur in connection with their service as directors. Our directors are also eligible to receive stock options and other equity-based awards when determined by the Compensation Committee pursuant to the terms of our 2005 Long-Term Equity Incentive Plan. Non-employee directors are not eligible to participate in the deferred compensation plan.

The following table summarizes the compensation paid to directors of the Company in 2008:

Name	Fees Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Carla R. Cooper	$35,000		$13,335	$9,177	$57,512
Bannus B. Hudson	$122,500	(3)	$12,033	$48,909	$183,442
Robin P. Selati	—	(4)	—	—
Alan Vituli	$42,000		$13,335	$9,177	$64,512

(1)	The amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock rights awards that vested during the year in question, except that in accordance with SEC rules, the amounts do not reflect an estimate for forfeitures related to service-based vesting conditions. All awards included in this column were valued using the closing price of our common stock on the last trading day preceding the date of grant.
(2)

The amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock options that vested during the year in question. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock of the date of exercise.

The following table sets forth the FAS 123(R) assumptions used in the calculation of the fair value of stock options expensed in our “Director Compensation Table.”

	2008
Weighted average risk-free interest rate	3.06%
Dividend yield	0.00%
Weighted average volatility	37.46%
Expected life of stock options subject to time vesting	5.7	yrs.

(3)	Includes $87,500 of compensation costs for serving as the Chairman of the Executive Committee. The Executive Committee was formed during 2008 to search for a new Chief Executive Officer for the Company.
(4)	Mr. Selati has declined to receive an annual fee because of his service as Managing Director of Madison Dearborn, our largest stockholder.

The following table summarizes the outstanding equity awards held by our directors other than Michael P. O’Donnell as of the end of 2008:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares of Stock that have not Vested (#)		Market Value of Shares of Stock that have not Vested ($)
Carla R. Cooper	1,200 600	1,800 2,400	(3) (4)	$ $	18.19 17.17	8/8/2016 8/8/2017	1,930 10,000	(1) (2)	$ $	10,133 14,800
Bannus B. Hudson	27,134 1,200 600	12,866 1,800 2,400	(5) (3) (4)	$ $ $	18.00 18.19 17.17	8/7/2015 8/8/2016 8/8/2017	10,000	(2)		$14,800
Robin P. Selati	—	—			—	—	—			—
Alan Vituli	1,200 600	1,800 2,400	(3) (4)	$ $	18.19 17.17	8/8/2016 8/8/2017	1,930 10,000	(1) (2)	$ $	10,133 14,800

(1)	Represents restricted stock granted under the 2004 Restricted Stock Plan. Market value calculated based on the average closing price during 2008 of $5.25. These shares of restricted stock vest pro rata on a daily basis.
(2)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the fiscal year end closing price on December 28, 2008 of $1.48. These shares of restricted stock vest pro rata on an annual basis.
(3)	The options are subject to time vesting in equal installments over a three year period on each of August 9, 2009, 2010 and 2011.
(4)	The options are subject to time vesting in equal installments over a four year period on each of August 9, 2009, 2010, 2011 and 2012.
(5)	The options are subject to daily vesting over a two year period ending on August 7, 2010.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table presents fees for professional services rendered by KPMG LLP for fiscal 2007 and fiscal 2008.

	Fiscal Year
Fee Category	December 30, 2007	December 28, 2008
Audit Fees	$645,000	$582,500
Audit-Related Fees	—	—
Tax Fees	57,645	51,450
All Other Fees	—	—

Total Fees	$702,645	$633,950

Audit Fees: Consists of fees billed or estimated to be billed for professional services rendered for the integrated audit of our consolidated financial statements and internal control over financial reporting, the review of the interim consolidated financial statements included in quarterly reports and services that are typically provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees: Consists of fees billed or estimated to be billed for assurance and related services provided by KPMG LLP in connection with the performance of the audit or review of our financial statements that are not reported under the heading “Audit Fees” above.

Tax Fees: Consists of fees billed for professional services provided by KPMG LLP relating to worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals.

All Other Fees: Consists of fees billed for professional services other than those reported above.

All audit, audit-related and tax services performed by KPMG LLP in fiscal 2007 and 2008 were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. The Audit Committee’s charter provides that individual engagements must be separately approved. Additionally, the Audit Committee must pre-approve any permissible non-audit services to be provided to the Company by the independent auditor. The policy also authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Audit Committee also reviewed our consolidated financial statements for fiscal 2008 with KPMG LLP, our independent auditors for fiscal 2008, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

The Audit Committee has received the written disclosures and the letter from KPMG LLP mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence and has discussed with KPMG LLP its independence and has considered whether the provision of non-audit services provided by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 28, 2008 for filing with the Securities and Exchange Commission. The Audit Committee has selected KPMG LLP as our independent auditor for 2009.

This report is submitted by the members of the Audit Committee:

Alan Vituli, Chairman

Carla R. Cooper

Bannus B. Hudson

STOCKHOLDER PROPOSALS FOR THE 2010 MEETING

Stockholder proposals intended for inclusion in our proxy statement relating to the next annual meeting in May 2010 must be received by us no later than December 10, 2009. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under our bylaws, notice to us of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 also will be considered untimely if received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting and will not be placed on the agenda for the meeting.

OTHER MATTERS

The Board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. However, if any other matter properly comes before the annual meeting or any adjournment of the meeting, it is the intention of the persons named in the proxy solicited by the Board to vote the shares represented by them in accordance with their best judgment.

RUTH’S HOSPITALITY GROUP, INC. 500 INTERNATIONAL PKWY. SUITE 100 HEATHROW, FL 32746

Annual Meeting of Stockholders of Ruth’s Hospitality Group, Inc.

May 21, 2009

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M12747-P76330	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RUTH’S HOSPITALITY GROUP, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” the nominees listed below and “FOR” Proposal 2.		All	All	Except
Vote On Directors		0	0	0
1.	Election of Directors to serve until the 2010 annual meeting of stockholders and until their successors have been elected and qualified:
Nominees:
01) Michael P. O’Donnell
02) Robin P. Selati
03) Carla R. Cooper
04) Bannus B. Hudson
05) Alan Vituli

							For	Against	Abstain
Vote On Proposal 2
2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2009.						0	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M12748-P76330

RUTH’S HOSPITALITY GROUP, INC.

Proxy for Annual Meeting of Stockholders on May 21, 2009

Solicited on Behalf of the Board of Directors

The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement, appoints Michael P. O’Donnell and Robert M. Vincent, and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of common stock of Ruth’s Hospitality Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company and any and all adjournments thereof to be held on May 21, 2009.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ELECTION OF THE BOARD’S NOMINEES AND “FOR” PROPOSAL TWO.

Should any other matters requiring a vote of the stockholders arise, the above-named proxies are authorized to vote the same in accordance with their best judgment in the interest of the Company. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.